Exhibit 99.2

American Tower Contact:

Leah Stearns Director, Investor Relations

Telephone: +1 617 375 7500

AMERICAN TOWER CORPORATION ANNOUNCES

2012 ANNUAL MEETING DATE

Boston, Massachusetts – January 31, 2012: American Tower Corporation (NYSE: AMT) today announced that it intends to hold its 2012 Annual Meeting of Stockholders on Tuesday, June 19, 2012 at 11:00 a.m. local time, at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

American Tower, which began operating as a real estate investment trust as of the first of the year, advises that pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the proxy statement and form of proxy relating to its 2012 Annual Meeting, American Tower must receive any proposals of stockholders intended to be presented at the meeting no later than close of business on March 13, 2012, to provide a reasonable time before American Tower intends to print and send its proxy materials. In all instances, any proposals must comply with the other requirements of Rule 14a-8.

Further, under American Tower’s advance notice provisions in its Amended and Restated By-Laws, if a stockholder wants to submit a proposal for the 2012 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8), or intends to nominate a person as a candidate for election to the Board directly, the stockholder can submit the proposal or nomination prior to the close of business on February 18, 2012, which is 90 days prior to the anniversary of the annual meeting of stockholders held in 2011. In addition, all such proposals must comply with the other requirements of American Tower’s Amended and Restated By-Laws.

If you wish to present a proposal before the 2012 Annual Meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must also give written notice to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it no later than close of business on March 13, 2012, then proxies designated by American Tower’s board of directors will have discretionary authority to vote on any such proposal.

About American Tower

American Tower is a leading independent global owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 40,000 communications sites in the United States, Brazil, Chile, Colombia, Ghana, India, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the nine months ended September 30, 2011 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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